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                                                                EXHIBIT 2.5


               AMENDMENT NO. 3, SETTLEMENT AND RELEASE AGREEMENT

        This AMENDMENT NO. 3, SETTLEMENT AND RELEASE AGREEMENT (hereinafter defined as the "Settlement Agreement") is made as of March 22, 1996, by and between OHM CORPORATION, an Ohio corporation (hereafter, "OHM"), OHM REMEDIATION SERVICES CORP., an Ohio corporation (hereafter, "ORS"), WMX TECHNOLOGIES, INC., a Delaware corporation (hereafter, "WMX"), RUST INTERNATIONAL INC., a Delaware corporation (hereafter, "RII"), and RUST REMEDIAL SERVICES INC., a Delaware corporation (hereafter, "RRS").

        WHEREAS, on December 5, 1994, OHM, RII, RRS, ENCLEAN ENVIRONMENTAL SERVICES GROUP, INC. (hereafter, "EES"), and Rust Environmental, Inc., (hereafter, "REI") entered into an Agreement and Plan of Reorganization (which agreement together with the subsequent amendments referred to below are collectively herein referred to as the "Reorganization Agreement") whereby REI was to merge with and into ORS, a subsidiary of OHM, with ORS being the surviving corporation, in consideration of issuance of OHM common stock to RII or certain of its affiliates.

        WHEREAS, as of May 30, 1995, OHM, WMX, ORS, RII, RRS, EES and REI closed the transaction contemplated by the Reorganization Agreement.

        WHEREAS, in connection with the closing of the transaction contemplated by the Reorganization Agreement, the parties entered into a certain amendment to the Reorganization Agreement, dated as of May 4, 1995, and Amendment No. 2 to Agreement and Plan of Reorganization, dated as of July 27, 1995, and further entered into certain additional agreements, including, but not limited to, a Merger Agreement between ORS and REI, a Standstill and Noncompetition Agreement between OHM, WMX and RII (the "Standstill Agreement"), a Warrant Agreement between WMX and OHM, and a Guarantee Agreement between WMX and OHM.

        WHEREAS, the Reorganization Agreement, and all related agreements are all hereinafter collectively referred to as the "Rust Transaction."

        WHEREAS, certain disputes regarding the Rust Transaction have arisen between OHM and ORS, on the one hand, and WMX, RII, RRS, and EES, on the other.

        WHEREAS, the parties desire to settle these disputes regarding the Rust Transaction, and release certain claims and extinguish certain rights and obligations concerning the same, on the terms and conditions set forth herein.

        NOW, THEREFORE, in mutual consideration of the promises and performance of the others, each party to this Settlement Agreement hereby agrees as follows:

(1) Definitions:

    (a) General - Unless otherwise defined in this Settlement Agreement, all defined terms used in this Settlement Agreement shall have the meanings set forth in the Reorganization Agreement.
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    (b) Excluded Assets - Section 1.2 of the Reorganization Agreement shall be amended to read in its entirety as follows: "The term "Excluded Assets" as used herein shall refer to any assets or properties listed on Schedule 1.2."

    (c) Assumed Liabilities - Section 1.3 of the Reorganization Agreement shall be amended by (i) deleting the words "one-half of" from Subsection (c) thereof, and (ii) inserting the following phrase at the end of Section 1.3:
    ", which shall be collectively referred to herein as the "Assumed Liabilities"."

    (d) Excluded Liabilities - Section 1.4 of the Reorganization Agreement shall be amended to read in its entirety, as follows: "The term
    "Excluded Liabilities" as used herein shall refer to liabilities arising out of or resulting from the Excluded Assets which liabilities specifically do not include any liability for patent infringement relating to the use by RRS of the equipment related to the X*TRAX technology."

    (2) Upon execution of this Settlement Agreement by all parties, WMX shall pay to OHM the sum of Fifteen Million U.S. Dollars ($15,000,000) in full and final settlement of the disputes, claims and causes of action resolved by this Settlement Agreement. The parties acknowledge that this payment by WMX to OHM is equitable, fair and adequate and constitutes lawful consideration supporting the execution and legally binding effect of this Settlement Agreement. Without intending to limit in any way the breadth of the releases or termination provisions hereinafter set forth, the parties hereto agree that this Settlement Agreement completely satisfies and fully discharges any liabilities whatsoever of the "WMX Parties" (as defined below) arising out of
Section 3.1 of the Reorganization Agreement or relating to the Drake Chemical Incinerator Project in Lock Haven, Pennsylvania.

    (3) Except as expressly provided in this Settlement Agreement, OHM and ORS, jointly, severally and individually, for themselves and their respective subsidiaries, affiliates, agents, servants, officers, directors, successors and assigns (hereinafter collectively referred to as the "OHM Parties"), hereby release, surrender and forever discharge WMX, RII, RRS, and EES, and their respective agents, servants, officers, directors and subsidiary and affiliate corporations, successors and assigns (hereinafter collectively referred to as the "WMX Parties"), from any and all claims and causes of actions, whatsoever, including, but not limited to, claims for breaches of representations and warranties, claims for indemnification, claims arising under federal or state securities laws, claims for misrepresentation or fraud, contract claims, tort claims and claims arising from any other source, arising in whole or in part before or after the Effective Date of this Settlement Agreement which any of the OHM Parties have or may have against any of the WMX Parties, arising out of or related to the Rust Transaction, regardless of whether such claims and causes of action are known or unknown, contingent or matured, legal or equitable, or joint, several or individual, including without limitation any and all claims and causes of action based on or arising from the Reorganization Agreement except as specifically set forth in this Settlement Agreement.

    (4) Except as expressly provided in this Settlement Agreement, WMX, RII, RRS, and EES jointly, severally and individually, for themselves and their respective subsidiaries, affiliates, agents, servants, officers, directors, successors and assigns, hereby release, surrender, and forever discharge the OHM Parties from any and all claims and causes of actions, whatsoever, including, but not limited to, claims for breaches of representations and warranties, claims for indemnification,





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claims arising under federal or state securities laws, claims for misrepresentation or fraud, contract claims, tort claims and claims arising from any other source, arising in whole or in part before or after the Effective Date of this Settlement Agreement, which the WMX Parties have or may have against the OHM Parties arising out of the Rust Transaction, regardless of whether such claims and causes of action are known or unknown, contingent or matured, legal or equitable, or joint, several or individual, including without limitation any and all claims and causes of action based on or arising from the Reorganization Agreement except as specifically set forth in this Settlement Agreement.

    (5) This Settlement Agreement shall not settle, release, surrender, discharge or otherwise affect any claim or cause of action relating to the Rust Transaction that any one or more of the parties has or may have against any one or more of the other parties based on or arising from any of the following agreements:

                (a) Sections 12.1, 12.3, 12.4, 13.1, 13.2 and 14.10 of the
                    Reorganization Agreement (as hereby amended).

                (b) Schedules 1.2 (excluding Paragraph 7 thereto) and 12.1 of the Reorganization Agreement.

                (c) The Standstill Agreement.

                (d) The Guarantee Agreement and related Reimbursement Agreement between OHM and WMX.

                (e) The Warrant Agreement.

                (f) The agreements and documents set forth in Exhibit A to this
                    Settlement Agreement.

                (g) Contractual relationships entered into between any of the

                    OHM Parties, on the one hand, and the WMX Parties, on the other hand, in the ordinary course of business with respect to the performance of remediation, construction or environmental projects and services.

                (h) Any agreement among the parties which:  (1) includes a third party (i.e. a party other than any of the WMX
                    Parties or the OHM Parties) as a party to such agreement or
                    (2) requires the consent or approval of a third party.

                (i) The agreements set forth and contemplated in Paragraph 6.

    (6) WMX and OHM agree to share equally (excluding each party's respective legal fees and expenses) in any settlement or judgment paid to Recycling Sciences International which may arise out of the case of Recycling Sciences International, Inc. v. WMX, RII, OHM, et al., Civil Action No. 95 C 4422 (the "Action") filed in U.S. District Court for the Northern District of Illinois (Eastern Division), provided that in the event a settlement is obtained through negotiation, such settlement must provide for OHM to receive a fully paid-up royalty free license for OHM to practice, use, construct, and operate all methods and apparatus covered by the seven patents owned by Recycling





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Sciences International, Inc. which are the subject of the above referenced lawsuit, said license shall continue until the expiration dates of each patent in issue.

    (7) Sections 13.1 and 13.2 of the Reorganization Agreement shall be deleted in their entirety and shall be replaced with the following new indemnification provisions:

        "13.1 OHM agrees that it will indemnify and hold the WMX Parties harmless in respect of the aggregate of all "indemnifiable damages"that the WMX Parties may incur. For this purpose, "indemnifiable damages" of the WMX Parties means the aggregate of all expenses, losses, costs, deficiencies, liabilities, and damages (including related counsel fees and expenses) incurred or suffered by the WMX Parties (i) arising from the Assumed Liabilities, or
(ii) resulting from the default in the performance of any obligations or agreements made by the OHM Parties listed in Paragraph 5 Subsections (a) through (e) set forth above in this Settlement Agreement and (iii) arising out of or related to the Drake Chemical Incinerator Project in Lock Haven, Pennsylvania. Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable damages", the WMX Parties shall have the right to be put in the same financial position as it would have been in had each of the covenants of the OHM Parties been performed in full. WMX agrees to use its best efforts to give prompt written notice to OHM of each claim for indemnifiable damages which it believes it has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of the WMX Parties to recover indemnifiable damages hereunder."

        "13.2 Rust and the Contributing Subsidiaries agree that each will indemnify and hold the OHM Parties harmless in respect of the aggregate of "all indemnifiable damages" that may be incurred by the OHM Parties. For this purpose, "indemnifiable damages" of the OHM Parties means the aggregate of all expenses, losses, costs, deficiencies, liabilities, and damages (including related counsel fees and expenses) incurred or suffered by the OHM Parties (i) arising from the Excluded Liabilities, (ii) arising from, resulting from or relating to the activities of the Division or ownership and use of the Transferred Assets (a) prior to August 1, 1993 with respect to the activities of the Division carried on by Enclean and Transferred Assets previously owned by Enclean and, (b) prior to January 1, 1993 with respect to activities of the Division carried on by Rust and the Contributing Subsidiaries other than Enclean, in each case other than losses incurred in the ordinary course of performance of projects commenced, completed or bid prior to such date, (iii) resulting from the default in the performance of any obligations or agreements made by the WMX Parties listed in Paragraph 5 Subsections (a) through (e) set forth above in this Settlement Agreement, or (iv) arising from the following projects:

        1.  Bailey Superfund Site, Bridge City, TX, Project No. 522001
        2.  Industri-Plex, Woburn, MA, Project No. 492900
        3.  Century Freeway, Los Angeles, CA, Project No. 622579
        4.  Department of Agriculture, Greenbelt, MD, Project No. 492913
        5.  Cyprus Foote Mineral, Duffield, VA, Project No. 13116
        6.  Dupont Deepwater, New Jersey, Project No. 422291

        Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable damages", the OHM Parties shall have the right to be put in the same financial position as it would have been in had each of the covenants of the WMX Parties been performed in full. OHM agrees to use its best efforts to give prompt written notice to WMX of each claim for indemnifiable





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damages which it believes it has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of the OHM Parties to recover indemnifiable damages hereunder."

    (8) The parties hereto covenant and agree not to prosecute any causes of action, complaints, claims, or counterclaims now in existence or which hereafter may be asserted against any legal or financial agents of any of the parties whose services were utilized or relied upon in connection with the Rust Transaction on account of any claim, demand, action or cause of action for damages, costs, loss of services, expenses or compensation for or on account of any damages, loss or injury either to persons or property, or both, whether developed or undeveloped, resulting or to result, known or unknown, past, present, or future arising out of or in any way related to the performance of services by such agents in connection with the Rust Transaction.

    (9) Following the execution of this Settlement Agreement, RII shall maintain and pay the cost of all surety bonds (or reimburse OHM to the extent previously paid) issued or outstanding as of May 30, 1995 with respect to projects of the Division assumed by OHM, provided, however, that OHM shall assume responsibility for the cost of any bond premiums which arise from bond renewals, time extensions or changes in scope or quantities subsequent to May 30, 1995 on such assumed projects. OHM shall indemnify and hold harmless RII from any loss, cost, expense or damage incurred by RII as a result of any payments made by a surety under any such bond(s).

   (10) The parties hereto agree that Section 3.4 of the Standstill Agreement shall be and hereby is amended such that the date for satisfaction of WMX's obligations thereunder is extended to December 31, 1997.

   (11) Upon the reasonable request of any of the parties hereto, each of the other parties hereto shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, certificates, assignments, transfers, conveyances, sales, use or other transfer tax documentation, powers of attorney, assurances, consents, approvals or other documents as may be required to convey and transfer to and vest in OHM and protect its right, title and interest in all of the Transferred Assets or as may be appropriate to carry out the transactions contemplated by the Reorganization Agreement. Furthermore, the OHM Parties shall promptly transfer to the WMX Parties the amount of any payments the OHM Parties may have received or may receive in the future with respect to or arising from the Excluded Assets. Likewise, the WMX Parties shall promptly transfer to the OHM Parties the amount of any payments the WMX Parties may have received or may receive in the future with respect to or arising from the Transferred Assets.

   (12) Upon the request of any of the parties hereto, each of the other parties hereto shall use its reasonable efforts to cooperate and assist in the obtaining of all necessary and appropriate consents and approvals required under the Reorganization Agreement.

   (13) With the exception of: (a) the provisions of the Reorganization Agreement and the other agreements identified in Paragraph 5 hereof and (b) the covenants and agreements contained in this Settlement Agreement, all agreements between the parties, or any two or more of them, entered into solely in connection with the Rust Transaction are hereby discharged and canceled and all rights and obligations, past, present and future, under any and all such agreements and understandings are hereby waived, released and extinguished.





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   (14) Neither this Settlement Agreement nor the fact of settlement of disputes hereunder shall be construed to indicate any liability or fault on the part of any party. The parties hereby acknowledge that this Settlement Agreement is made solely to avoid the expense of further disputes and potential prolonged litigation.

   (15) All questions concerning the meaning of validity of this Settlement Agreement or relating to any performance or breach hereunder shall be judged and resolved in accordance with the laws of the State of Ohio.

   (16) This Settlement Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the personal representatives, executors, administrators, heirs, successors, assigns and transferees of the parties.

   (17) This document constitutes the entire agreement of the parties concerning the subject matter hereof. There are no agreements or understandings between the parties concerning the subject matter hereof except as expressly set forth in this Settlement Agreement.

   (18) Any notice or communication required or permitted to be given under this Settlement Agreement shall be in writing and deemed to have been sufficiently given when delivered in person or by registered or certified mail, postage prepaid, return receipt requested, or by overnight carrier service to the address of the party below, or by confirmed telecopier transmission to the facsimile number of the party below:

        OHM or ORS: OHM CORPORATION
           5335 Triangle Parkway, Suite 200
           Norcross, GA 30092
           Attn:  John J. Ray III, Esq.
           Facsimile No:  (770) 849-3101

        WMX, RII,  WMX TECHNOLOGIES, INC.
        RRS or EES:  3003 Butterfield Road
           Oak Brook, IL 60521
           Attn:  Herbert A. Getz, Esq.
           Facsimile No:  (708) 218-1553

   Either party may, by notice to the other, change the addresses, names and facsimile numbers given above.

   (19) No amendments, changes, waivers, alterations, modifications or qualifications to the terms of this Settlement Agreement shall be made or be binding unless made in writing and signed by each of the parties.

   (20) The parties have negotiated and cooperated in the drafting and preparation of this Settlement Agreement, and it shall not be construed against any party.

   (21) The parties hereto each represent and warrant that (a) each party has read this Settlement Agreement and fully understands it, (b) each party in executing this Settlement Agreement





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has relied upon its knowledge and judgment and the advice of its own attorneys and advisors, (c) no party has relied upon any representation, advice, statement or action of the others attorney, agents, officers, employees or representatives, past or present, and (d) all necessary corporate action has been taken to fully authorize the individuals executing this Settlement Agreement to do so on behalf of the parties hereto.

   (22) The Effective Date of this Settlement Agreement is March 22, 1996.

   (23) Notwithstanding any other provision of this Settlement Agreement, it is understood and agreed among the parties hereto that RII shall assume all obligations of EES to any of the OHM Parties which survive under the terms of the Settlement Agreement, including without limitation, EES's obligations under
Section 13.2 of the Reorganization Agreement as amended herein.

OHM CORPORATION                         WMX TECHNOLOGIES, INC.


By: /s/ James L. Kirk                   By: /s/ Dean L. Buntrock
    -----------------------                 -------------------------
    James L. Kirk
    Chairman of the Board, President
    and Chief Executive Officer


OHM REMEDIATION SERVICES CORP.          RUST INTERNATIONAL INC.


By: /s/ James L. Kirk                   By: /s/ Victor J. Barnhart
    -----------------------                 -------------------------
    James L. Kirk
    President


                                        RUST REMEDIAL SERVICES INC.


                                        By: /s/ John W. Meachum
                                            -------------------------




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                                   EXHIBIT A


(1)  INTELLECTUAL PROPERTY ASSIGNMENTS & LICENSES

 (A) Rust-Rust Remedial Assignment & License-Back Agreement, dated May 30, 1995, by and between RII and RRS.

 (B) Rust-Rust Remedial License Agreement, dated May 30, 1995, by and between RII and RRS.

 (C) Assignment Agreement, executed May 18, 1995, by Chemical Waste Management, Inc. (hereafter "CWM") for the benefit of RII.

 (D) Assignment Agreement, executed May 30, 1995, by RII for the benefit of
     REI.

(2)  TERCS MEMORANDA AND AGREEMENTS

 (A) Memorandum of Understanding, dated May 25, 1995, by and between OHM, ORS, RII and REI.

 (B) Letter of Approval, dated May 25, 1995, by Army Corps of Engineers, Omaha District.

 (C) Agreement, (including Modification No. 1 thereto), dated May 26, 1995, by and between RII, RRS and Rust Environment & Infrastructure, Inc., pertaining to TERC 1.

 (D) Agreement, (including Modification No. 1 thereto), dated May 26, 1995, by and between RII, RRS and Rust Environment & Infrastructure, Inc., pertaining to TERC 3.

 (E) Assignment and Assumption Agreement, dated May 30, 1995, by and between RII, Rust Environment & Infrastructure, Inc., RRS, REI and ORS, pertaining to TERC 1.

 (F) Assignment and Assumption Agreement, dated May 30, 1995, by and between RII, Rust Environment & Infrastructure, Inc., RRS, REI and ORS, pertaining to TERC 3.

(3) RII LETTER, dated May 30, 1995, pertaining to the provision of access to certain computer services.

(4) RII LETTER, dated May 30, 1995, pertaining to certain closing expenses and receivables.

(5) "X*TRAX" EQUIPMENT LICENSE, dated May 30, 1995, by and between RRS and RII.





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(6)  SUBCONTRACT AGREEMENT, dated May 30, 1995, by and between RII and OHRS pertaining to the Drake Chemical Project.

(7) SIDE LETTER AGREEMENT, dated May 30, 1995, by and between EES and OHM, pertaining to certain title defects in real property.

(8)  POWERS OF ATTORNEY, dated May 30, 1995, executed by RII, RFS, RRS and EES.

(9) RII LETTER, dated May 30, 1995, executed by OHM pertaining to CNA insurance obligations.

(10) ASSUMPTION AGREEMENT, dated May 30, 1995, by and between RRS and REI.

(11) ASSUMPTION AGREEMENT, dated May 30, 1995, by and between RFS and REI.

(12) ASSUMPTION AGREEMENT, dated May 30, 1995, by and between EES and REI.





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